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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                       Cogent Communications Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    19239V104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

                                 Page 1 of 22 pages
                      Exhibit Index Contained on Page 21.

CUSIP No.  19239V104                                          Page 2 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Worldview Technology Partners IV, L.P. ("WVTP IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        548,531 shares,  except that Worldview  Capital IV, L.P.
                        ("WVC IV"), the general partner of Worldview  Technology
                        Partners  IV,  L.P.  ("WVTP  IV"),  Worldview  Equity I,
                        L.L.C.  ("WVE I"),  the  general  partner of WVC IV, and
                        James Wei ("Wei"),  Michael  Orsak  ("Orsak") and Susumu
                        Tanaka  ("Tanaka"),  the members of WVE I, may be deemed
                        to have shared power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                548,531 shares,  except that WVC IV, the general partner
                        of WVTP IV,  WVE I, the  general  partner of WVC IV, and
                        Wei,  Orsak and  Tanaka,  the  members  of WVE I, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      548,531 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.04%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                          Page 3 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Worldview Technology International IV, L.P. ("WVTI IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        89,115 shares,  except that WVC IV, the general  partner
                        of WVTI IV,  WVE I, the  general  partner of WVC IV, and
                        Wei,  Orsak and  Tanaka,  the  members  of WVE I, may be
                        deemed to have shared power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                89,115 shares,  except that WVC IV, the general  partner
                        of WVTI IV,  WVE I, the  general  partner of WVC IV, and
                        Wei,  Orsak and  Tanaka,  the  members  of WVE I, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      89,115 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                          Page 4 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Worldview Strategic Partners IV, L.P. ("WVSP IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,048 shares, except that WVC IV, the general partner of
                        WVSP IV, WVE I, the general  partner of WVC IV, and Wei,
                        Orsak and Tanaka, the members of WVE I, may be deemed to
                        have shared voting power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                4,048 shares, except that WVC IV, the general partner of
                        WVSP IV, WVE I, the general  partner of WVC IV, and Wei,
                        Orsak and Tanaka, the members of WVE I, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,048 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                          Page 5 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Worldview Capital IV, L.P. ("WVC IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        641,694  shares,  of which 548,531 are directly owned by
                        WVTP IV; 89,115 are directly owned by WVTI IV; and 4,048
                        are  directly  owned by WVSP  IV.  WVC IV,  the  general
                        partner  of WVTP IV,  WVTI IV and  WVSP  IV,  WVE I, the
                        general  partner of WVC IV, and Wei,  Orsak and  Tanaka,
                        the members of WVE I, may be deemed to have shared power
                        to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                641,694  shares,  of which 548,531 are directly owned by
                        WVTP IV; 89,115 are directly owned by WVTI IV; and 4,048
                        are  directly  owned by WVSP  IV.  WVC IV,  the  general
                        partner  of WVTP IV,  WVTI IV and  WVSP  IV,  WVE I, the
                        general  partner of WVC IV, and Wei,  Orsak and  Tanaka,
                        the members of WVE I, may be deemed to have shared power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      641,694 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.73%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                          Page 6 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Worldview Technology Partners III, L.P. ("WVTP III")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,294,289  shares,  except that  Worldview  Capital III,
                        L.P. ("WVC III"),  the general  partner of WVTP III, WVE
                        I, the general  partner of WVC III,  and Wei,  Orsak and
                        Tanaka,  the  members  of WVE I, may be  deemed  to have
                        shared power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                1,294,289  shares,  except  that  WVC III,  the  general
                        partner of WVTP III,  WVE I, the general  partner of WVC
                        III,  and Wei,  Orsak and Tanaka,  the members of WVE I,
                        may be deemed to have  shared  power to dispose of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,294,289 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.53%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                          Page 7 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Worldview Technology International III, L.P. ("WVTI III")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        319,032 shares, except that WVC III, the general partner
                        of WVTI III, WVE I, the general  partner of WVC III, and
                        Wei,  Orsak and  Tanaka,  the  members  of WVE I, may be
                        deemed to have shared power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                319,032 shares, except that WVC III, the general partner
                        of WVTI III, WVE I, the general  partner of WVC III, and
                        Wei,  Orsak and  Tanaka,  the  members  of WVE I, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      319,032 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.35%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                          Page 8 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Worldview Strategic Partners III, L.P. ("WVSP III")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        28,679 shares,  except that WVC III, the general partner
                        of WVSP III, WVE I, the general  partner of WVC III, and
                        Wei,  Orsak and  Tanaka,  the  members  of WVE I, may be
                        deemed to have shared voting power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                28,679 shares,  except that WVC III, the general partner
                        of WVSP III, WVE I, the general  partner of WVC III, and
                        Wei,  Orsak and  Tanaka,  the  members  of WVE I, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      28,679 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                          Page 9 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Worldview III Carrier Fund, L.P. ("WVCF III")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        31,724 shares,  except that WVC III, the general partner
                        of WVCF III, WVE I, the general  partner of WVC III, and
                        Wei,  Orsak and  Tanaka,  the  members  of WVE I, may be
                        deemed to have shared voting power to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                31,724 shares,  except that WVC III, the general partner
                        of WVCF III, WVE I, the general  partner of WVC III, and
                        Wei,  Orsak and  Tanaka,  the  members  of WVE I, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      31,724 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                         Page 10 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Worldview Capital III, L.P. ("WVC III")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,673,724  shares, of which 1,294,289 are directly owned
                        by WVTP III;  319,032  are  directly  owned by WVTI III;
                        28,679 are  directly  owned by WVSP III;  and 31,724 are
                        directly owned by WVCF III. WVC III, the general partner
                        of WVTP III, WVTI III, WVSP II, and WVCF III, WVE I, the
                        general  partner of WVC III, and Wei,  Orsak and Tanaka,
                        the members of WVE I, may be deemed to have shared power
                        to vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                1,673,724  shares, of which 1,294,289 are directly owned
                        by WVTP III;  319,032  are  directly  owned by WVTI III;
                        28,679 are  directly  owned by WVSP III;  and 31,724 are
                        directly owned by WVCF III. WVC III, the general partner
                        of WVTP III, WVTI III, WVSP II, and WVCF III, WVE I, the
                        general  partner of WVC III, and Wei,  Orsak and Tanaka,
                        the members of WVE I, may be deemed to have shared power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,673,724 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.33%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                         Page 11 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Worldview Equity I, L.L.C. ("WVE I")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,315,418 shares, of which 548,531 are directly owned by
                        WVTP IV; 89,115 are directly owned by WVTI IV; 4,048 are
                        directly owned by WVSP IV;  1,294,289 are directly owned
                        by WVTP III;  319,032  are  directly  owned by WVTI III;
                        28,679 are  directly  owned by WVSP III;  and 31,724 are
                        directly  owned by WVCF III. WVE I, the general  partner
                        of WVC IV and WVC III, the respective  general  partners
                        of WVTP IV, WVTI IV and WVSP IV, and WVTP III, WVTI III,
                        WVSP III and WVCF III,  and Wei,  Orsak and Tanaka,  the
                        members of WVE I, may be deemed to have shared  power to
                        vote these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                2,315,418 shares, of which 548,531 are directly owned by
                        WVTP IV; 89,115 are directly owned by WVTI IV; 4,048 are
                        directly owned by WVSP IV;  1,294,289 are directly owned
                        by WVTP III;  319,032  are  directly  owned by WVTI III;
                        28,679 are  directly  owned by WVSP III;  and 31,724 are
                        directly  owned by WVCF III. WVE I, the general  partner
                        of WVC IV and WVC III, the respective  general  partners
                        of WVTP IV, WVTI IV and WVSP IV, and WVTP III, WVTI III,
                        WVSP III and WVCF III,  and Wei,  Orsak and Tanaka,  the
                        members of WVE I, may be deemed to have shared  power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,315,418 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      17.06%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                         Page 12 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James Wei ("Wei")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canadian Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              2,315,418 shares, of which 548,531 are directly owned by
    EACH                WVTP IV; 89,115 are directly owned by WVTI IV; 4,048 are
  REPORTING             directly owned by WVSP IV;  1,294,289 are directly owned
   PERSON               by WVTP III;  319,032  are  directly  owned by WVTI III;
    WITH                28,679 are  directly  owned by WVSP III;  and 31,724 are
                        directly  owned  by  WVCF  III.  WVC IV is  the  general
                        partner of WVTP IV,  WVTI IV and WVSP IV; WVC III is the
                        general partner of WVTP III, WVTI III, WVSP III and WVCF
                        II; WVE I is the general  partner of WVC IV and WVC III;
                        and Wei, a member of WVE I may be deemed to have  shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        O shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,315,418 shares, of which 548,531 are directly owned by WVTP IV; 89,115 are directly owned by WVTI IV; 4,048 are directly owned by WVSP IV; 1,294,289 are directly owned by WVTP III; 319,032 are directly owned by WVTI III; 28,679 are directly owned by WVSP III; and 31,724 are directly owned by WVCF III. WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF II; WVE I is the general partner of WVC IV and WVC III; and Wei, a member of WVE I may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,315,418 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      17.06%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                         Page 13 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael Orsak ("Orsak")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              2,315,418 shares, of which 548,531 are directly owned by
    EACH                WVTP IV; 89,115 are directly owned by WVTI IV; 4,048 are
  REPORTING             directly owned by WVSP IV;  1,294,289 are directly owned
   PERSON               by WVTP III;  319,032  are  directly  owned by WVTI III;
    WITH                28,679 are  directly  owned by WVSP III;  and 31,724 are
                        directly  owned  by  WVCF  III.  WVC IV is  the  general
                        partner of WVTP IV,  WVTI IV and WVSP IV; WVC III is the
                        general partner of WVTP III, WVTI III, WVSP III and WVCF
                        II; WVE I is the general  partner of WVC IV and WVC III;
                        and  Orsak,  a  member  of WVE I may be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,315,418 shares, of which 548,531 are directly owned by WVTP IV; 89,115 are directly owned by WVTI IV; 4,048 are directly owned by WVSP IV; 1,294,289 are directly owned by WVTP III; 319,032 are directly owned by WVTI III; 28,679 are directly owned by WVSP III; and 31,724 are directly owned by WVCF III. WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF II; WVE I is the general partner of WVC IV and WVC III; and Orsak, a member of WVE I may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,315,418 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      17.06%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                         Page 14 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Susumu Tanaka ("Tanaka")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Japanese Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              2,315,418 shares, of which 548,531 are directly owned by
    EACH                WVTP IV; 89,115 are directly owned by WVTI IV; 4,048 are
  REPORTING             directly owned by WVSP IV;  1,294,289 are directly owned
   PERSON               by WVTP III;  319,032  are  directly  owned by WVTI III;
    WITH                28,679 are  directly  owned by WVSP III;  and 31,724 are
                        directly  owned  by  WVCF  III.  WVC IV is  the  general
                        partner of WVTP IV,  WVTI IV and WVSP IV; WVC III is the
                        general partner of WVTP III, WVTI III, WVSP III and WVCF
                        II; WVE I is the general  partner of WVC IV and WVC III;
                        and  Tanaka,  a member  of WVE I may be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,315,418 shares, of which 548,531 are directly owned by WVTP IV; 89,115 are directly owned by WVTI IV; 4,048 are directly owned by WVSP IV; 1,294,289 are directly owned by WVTP III; 319,032 are directly owned by WVTI III; 28,679 are directly owned by WVSP III; and 31,724 are directly owned by WVCF III. WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV; WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF II; WVE I is the general partner of WVC IV and WVC III; and Tanaka, a member of WVE I may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,315,418 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      17.06%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  19239V104                                         Page 15 of 22 Pages
--------------------------------------------------------------------------------

ITEM 1(a).    NAME OF ISSUER: Cogent Communications Group, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              1015 31st Street N.W., Suite 330
              Washington, DC 20007

ITEM 2(a).    NAME OF PERSON FILING:

              This statement is filed by Worldview Technology Partners IV, L.P., a Delaware limited partnership ("WVTP IV"), Worldview Technology International IV, L.P., a Delaware limited partnership ("WVTI IV"), Worldview Strategic Partners IV, L.P., a Delaware limited partnership ("WVSP IV"), Worldview Capital IV, L.P., a Delaware limited partnership ("WVC IV"), Worldview Equity I, L.L.C., a Delaware limited liability company ("WVE I"), Worldview Technology Partners III, L.P., a Delaware limited partnership ("WVTP III"), Worldview Technology International III, L.P., a Delaware limited partnership ("WVTI III"), Worldview Strategic Partners III, L.P., a Delaware limited partnership ("WVSP III"), Worldview III Carrier Fund, L.P., a Delaware limited partnership ("WVCF III"), Worldview Capital III, L.P., a Delaware limited partnership ("WVC II"), James Wei ("Wei"), Michael Orsak ("Orsak") and Susumu Tanaka ("Tanaka"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

              WVC IV is the general partner of WVTP IV, WVTI IV and WVSP IV. WVE I is the general partner of WVC IV. WVC IV and WVE I may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by WVTP IV, WVTI IV and WVSP IV. Wei, Orsak and Tanaka are the managing members of WVE I, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by WVTP IV, WVTI IV and WVSP IV.

              WVC III is the general partner of WVTP III, WVTI III, WVSP III and WVCF III. WVE I is the general partner of WVC III. WVC III and WVE I may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by WVTP III, WVTI III, WVSP III and WVCF III. Wei, Orsak and Tanaka are the managing members of WVE I, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by WVTP III, WVTI III, WVSP III and WVCF III.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

              The address of the principal business office for each of the Reporting Persons is:

              435 Tasso Street, Suite 120
              Palo Alto, California 94301

CUSIP No.  19239V104                                         Page 16 of 22 Pages
--------------------------------------------------------------------------------

ITEM 2(c)     CITIZENSHIP:

              WVC IV, WVTP IV, WVTI IV,WVSP IV, WVC III, WVTP III, WVTI III, WVSP III and WVCF III are Delaware limited partnerships. WVE I is a Delaware limited liability company. Wei is a Canadian citizen. Orsak is a United States citizen. Tanaka is a Japanese citizen.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock.

ITEM 2(e).    CUSIP NUMBER: 19239V104

ITEM 3.       Not Applicable.

ITEM 4.       OWNERSHIP:

              The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 3,483,898 shares of Common Stock outstanding as of November 8, 2002, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, plus 2,600,000 shares of Common Stock issuable upon conversion of the Issuer's issued and outstanding Series A Preferred Stock (the "Series A
              Preferred"), 2,514,046 shares of Common Stock issuable upon conversion of the Issuer's issued and outstanding Series B Preferred Stock (the "Series B Preferred"), and 4,977,340 shares of Common Stock issuable upon conversion of the Issuer's issued and outstanding Series C Preferred Stock (the "Series C Preferred"), all as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002. For all computations with respect to this Schedule 13G, the percentage beneficially owned by each reporting person was calculated on a fully diluted, as converted basis of all of the Issuer's issued and outstanding Series A Preferred, Series B Preferred and Series C Preferred, including shares held by third parties.

              Amounts shown as beneficially owned by each of WVTP IV, WVC IV, WVE I, Wei, Orsak and Tanaka include the 548,531 shares of Common Stock into which the shares of Series C Preferred held by WVTP IV may be converted.

              Amounts shown as beneficially owned by each of WVTI IV, WVC IV, WVE I, Wei, Orsak and Tanaka include the 89,115 shares of Common Stock into which the shares of Series C Preferred held by WVTP IV may be converted.

              Amounts shown as beneficially owned by each of WVSP IV, WVC IV, WVE I, Wei, Orsak and Tanaka include the 4,048 shares of Common Stock into which the shares of Series C Preferred held by WVTP IV may be converted.

              Amounts shown as beneficially owned by each of WVTP III, WVC III, WVE I, Wei, Orsak and Tanaka include (i) 729,094 shares of Common Stock into which the shares of Series A Preferred held by WVTP III may be converted, (ii) 322,994 shares of Common Stock into which the shares of Series B Preferred held by WVTP III may be converted, and (iii) 242,200 shares of Common Stock into which the shares of Series C Preferred held by WVTP III may be converted.

              Amounts shown as beneficially  owned by each of WVTI III, WVC III,

CUSIP No.  19239V104                                         Page 17 of 22 Pages
--------------------------------------------------------------------------------

              WVE I, Wei, Orsak and Tanaka include (i) 179,749 shares of Common Stock into which the shares of Series A Preferred held by WVTI III may be converted, (ii) 79,597 shares of Common Stock into which the shares of Series B Preferred held by WVTI III may be converted, and (iii) 59,686 shares of Common Stock into which the shares of Series C Preferred held by WVTI III may be converted.

              Amounts shown as beneficially owned by each of WVSP III, WVC III, WVE I, Wei, Orsak and Tanaka include (i) 16,157 shares of Common Stock into which the shares of Series A Preferred held by WVSP III may be converted, (ii) 7,156 shares of Common Stock into which the shares of Series B Preferred held by WVSP III may be converted, and (iii) 5,366 shares of Common Stock into which the shares of Series C Preferred held by WVSP III may be converted.

              Amounts shown as beneficially owned by each of WVCF III, WVC III, WVE I, Wei, Orsak and Tanaka include (i) 18,130 shares of Common Stock into which the shares of Series B Preferred held by WVCF III may be converted and (ii) 13,595 shares of Common Stock into which the shares of Series C Preferred held by WVCF III may be converted.

              The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

                 (a) Amount beneficially owned:

                     See Row 9 of cover page for each Reporting Person.

                 (b) Percent of Class:

                     See Row 11 of cover page for each Reporting Person.

                 (c) Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                   (ii) Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

CUSIP No.  19239V104                                         Page 18 of 22 Pages
--------------------------------------------------------------------------------

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                   (iv) Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Under certain circumstances set forth in the limited partnership agreements of WVC IV, WVTP IV, WVTI IV, WVSP IV, WVC III, WVTP III, WVTI III, WVSP III and WVCF II and the limited liability company agreement of WVE I, the general and limited partners and members of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a "group" within the meaning of
              Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer (a
              "Section 13 Group"). In addition, the Reporting Persons acknowledge that they could be deemed to constitute a Section 13 Group with each other party to that certain Amended and Restated Stockholders Agreement of the Company, dated October 16, 2001, as incorporated by reference from Exhibit 4.1 to the Company's Form S-4/A filed with the Securities and Exchange Commission on January 7, 2002. Each Reporting Person disclaims the existence of a
              Section 13 Group and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

CUSIP No.  19239V104                                         Page 19 of 22 Pages
--------------------------------------------------------------------------------

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not applicable.

ITEM 10.      CERTIFICATION:

              Not applicable.

CUSIP No.  19239V104                                         Page 20 of 22 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2003

                                   JAMES WEI


                                   By: /s/ James Wei
                                       -----------------------------------------

                                   James Wei, individually, and on behalf of WVTP IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVTP IV, on behalf of WVTI IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVTI IV, on behalf of WVSP IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVSP IV, on behalf of WVC IV, in his capacity as a member of WVE I, the general partner of WVC I, and on behalf of WVE I in his capacity as a member thereof; on behalf of WVTP III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVTP III, on behalf of WVTI III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVTI III, on behalf of WVSP III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVSP III, on behalf of WVCF III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVCF III, on behalf of WVC III, in his capacity as a member of WVE I, the general partner of WVC III, and on behalf of WVE I in his capacity as a member thereof.

                                   MICHAEL ORSAK


                                   By: /s/ Michael Orsak
                                       -----------------------------------------
                                       Michael Orsak

                                   SUSUMU TANAKA


                                   By: /s/ Susumu Tanaka
                                       -----------------------------------------
                                       Susumu Tanaka

CUSIP No.  19239V104                                         Page 21 of 22 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                            Found on
                                                          Sequentially
Exhibit                                                   Numbered Page
-------                                                   -------------

Exhibit A:  Agreement of Joint Filing                          22

CUSIP No.  19239V104                                         Page 22 of 22 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

              The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Cogent Communications Group, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 14, 2003

                                   JAMES WEI


                                   By:  /s/ James Wei
                                       -----------------------------------------

                                   James Wei, individually, and on behalf of WVTP IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVTP IV, on behalf of WVTI IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVTI IV, on behalf of WVSP IV, in his capacity as a member of WVE I, the general partner of WVC IV, the general partner of WVSP IV, on behalf of WVC IV, in his capacity as a member of WVE I, the general partner of WVC I, and on behalf of WVE I in his capacity as a member thereof; on behalf of WVTP III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVTP III, on behalf of WVTI III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVTI III, on behalf of WVSP III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVSP III, on behalf of WVCF III, in his capacity as a member of WVE I, the general partner of WVC III, the general partner of WVCF III, on behalf of WVC III, in his capacity as a member of WVE I, the general partner of WVC III, and on behalf of WVE I in his capacity as a member thereof.

                                   MICHAEL ORSAK


                                   By: /s/ Michael Orsak
                                       -----------------------------------------
                                       Michael Orsak

                                   SUSUMU TANAKA


                                   By: /s/ Susumu Tanaka
                                       -----------------------------------------
                                       Susumu Tanaka